EXHIBIT 10.56.1

Amended and Restated Committed Account Receivable Purchase Agreement

Dated              01 April 2005 and amended and restated on 14 July, 2006

Sanmina-SCI Magyarorszag Elektronikai Gyarto Kft

(Supplier)

Citibank International Plc

(Bank)

Contents

1. Definitions. Unless otherwise expressly defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined. Unless otherwise expressly stated herein, all Section and Article references herein shall refer to Sections and Articles of the Credit Agreement.	92

2. Amendment to Definitions. (a) Section 1.1 is amended by amending and restating the definition of Current Book Value in its entirety as follows:	92

3. Amendment to Section 6.2. Section 6.2 is amended by deleting the word “and” at the end of clause (dd) thereof, deleting the period at the end of clause (ee) thereof and replacing it with a “; and” and by adding a new clause (ff) as follows:	93

4. Conditions Precedent. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent:	93

5. Representations and Warranties. The Company hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof and after giving effect to this Amendment, (a) all representations and warranties set forth in the Credit Agreement are true and correct in all material respects as if made again on and as of such date (except for those which by their terms specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (b) no Default or Event of Default has occurred and is continuing and (c) the Credit Agreement (as amended by this Amendment) and all other Credit Documents are and remain legal, valid, binding and enforceable obligations of the Credit Parties in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

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6. Survival of Representations and Warranties. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or the Lenders shall affect the representations and warranties or the right of the Administrative Agent or the Lenders to rely upon them. If any representation or warranty made in this Amendment is false in any material respect when made, then such shall constitute an Event of Default under the Credit Agreement.	93

7. Reference to Agreement. Each of the Credit Documents, including the Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Credit Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a Credit Document.	93

8. Costs and Expenses. The Company shall pay on demand all reasonable costs and expenses of the Administrative Agent (including the reasonable fees, costs and expenses of counsel to the Administrative Agent) incurred in connection with the preparation, execution and delivery of this Amendment.	94

9. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).	94

10. Execution. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an

original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of an manually executed counterpart of this Amendment.		94

11. Limited Effect. This Amendment relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any rights or remedies any Lender or Agent may have under the Credit Agreement or under any other Credit Document, and shall not be considered to create a course of dealing or to otherwise obligate in any respect any Lender or Agent to execute similar or other consents under the same or similar or other circumstances in the future.		94

12. Ratification by Guarantors. Each of the Guarantors acknowledges that its consent to this Amendment is not required, but each of the undersigned nevertheless does hereby agree and consent to this Amendment and to the documents and agreements referred to herein. Each of the Guarantors agrees and acknowledges that (a) notwithstanding the effectiveness of this Amendment, such Guarantor’s Guaranty shall remain in full force and effect without modification thereto and (b) nothing herein shall in any way limit any of the terms or provisions of such Guarantor’s Guaranty or any other Credit Document executed by such Guarantor (as the same may be amended from time to time), all of which are hereby ratified, confirmed and affirmed in all respects. Each of the Guarantors hereby agrees and acknowledges that no other agreement, instrument, consent or document shall be required to give effect to this Section 12. Each of the Guarantors hereby further acknowledges that Company, Administrative Agent, Collateral Agent and any Lender may from time to time enter into any further amendments, modifications, terminations and/or waivers of any provision of the Credit Documents without notice to or consent from such Guarantor and without affecting the validity or enforceability of such Guarantor’s Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of such Guarantor’s Guaranty.

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1	Definitions and Interpretation	5

Interpretation		8

2	The Facility	8

3	Conditions Precedent	8

4	Purchase and Sale of Account Receivable	9

5	Representations and Warranties	9

6	Undertakings	10

7	Buy back of Account Receivable	12

8	Indemnities	13

9	Termination Events	13

10	General	15

11	Termination	15

12	Facility Fee	15

13	Notices	16

14	Assignments	17

15	Governing Law	17

Schedule 1 – Supplier Pricing Schedule		18

Schedule 2 – Purchase Pack		21

Schedule 3 – Condition Precedent Documents		24

Committed Account Receivable Purchase Agreement made on 01 April 2005 as amended and restated on 14 July, 2006

Between

(1)                                 Sanmina-SCI Magyarorszag Elektronikai Gyarto Kft (the Supplier) of H-2800 Tatabánya, Kóta Jozsef u. hrzs.11809/4 with court registered number 11-09-006625; and

(2)                                 Citibank International Plc (the Bank) acting through its office at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB.

Whereas

A             From time to time the Supplier enters into commercial trade transactions with IBM Singapore Pte Ltd of 9 Changi Business Park Central 1, The IBM Place, Singapore 486048 (the Buyer) for the sale of goods and/or services, resulting in Account Receivables (as hereinafter defined) owed by the Buyer to the Supplier; and

B             The Supplier wishes to assign to the Bank from time to time, and the Bank shall have assigned to it, such Account Receivables subject to the terms and conditions set forth in this Agreement.

Now, therefore, the Supplier and the Bank agree as follows:

It is agreed:

1                                        Definitions and Interpretation

Account Receivable means any indebtedness of the Buyer to the Supplier, evidenced by an invoice, which indebtedness shall include the right to receive payment of interest or finance charges or other liabilities of the Buyer under the relevant contract to which such invoice relates.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Alternative Sanmina Agreement means the amended and restated committed account receivable purchase agreement entered into between the Bank and Sanmina-SCI UK Limited and dated on or about the date of this Agreement.

Amendment and Restatement Deed means the deed of amendment and restatement dated 14 July, 2006 and made between the Supplier and the Bank, amending and restating the terms of this Agreement.

Business Day means a day on which banks are open for business in London and the principal financial centre of each relevant currency.

Charge Over Account means the charge over Collection Account granted by the Supplier in favour of the Bank and dated on or about 01 April 2005.

Collection Account means the interest bearing (at the overnight rates) account of the Supplier held at Citibank N.A.

with account number 11096540, Sort Code 18-50-08, SWIFT-CITIGB2L and which has been charged by way of first fixed charge in favour of the Bank.

Commercial Contract means the contract or contracts entered into between the Supplier and the Buyer in respect of commercial trade transactions, the Account Receivables of which have been or will be purchased by the Bank pursuant to this Agreement.

Cut Off Date means in respect of any Account Receivable purchased by the Bank which has not been paid in full on the Maturity Date for such Account Receivable the earlier of:

(a)          the date falling 30 days after such Maturity Date (or if such a day is not a Business Day the next following Business Day); or

(b)         the date falling on which the Buyer makes a payment in full of such Account Receivable.

Default means:

(a)          a Termination Event; or

(b)         any event or circumstance which would (with the expiry of a grace period, the giving of notice, the satisfaction of any condition, the making of any determination or any combination of any of them) become a Termination Event;

Deferred Amount means, in respect of an Account Receivable, any amount received from the Buyer in respect of such Account Receivable which is in excess of the Purchase Price.

Discount Rate means the rate used by the Bank from time to time to calculate the Purchase Price of any Account Receivable.

Facility Fee means the facility fee payable in accordance with Clause 12.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Insolvency Event means, in relation to the Buyer, that any of the following has occurred:

(a)                                  the Buyer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or any formal corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Buyer other than a solvent liquidation or reorganisation of the Buyer; (ii) a composition, assignment or arrangement with the creditors of the Buyer as a whole; (iii) the appointment of a liquidator (other than in respect of a solvent liquidation of the Buyer), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Buyer or any of its assets; provided, that any such event arising by reason of currency restrictions or foreign political restrictions or regulations beyond the control of the Supplier or the Buyer shall not be deemed an “Insolvency Event” hereunder; or

(b)                                 any procedure or step analogous to any of the foregoing is taken in any jurisdiction.

Material Adverse Change means any event or circumstance which (when taken alone or together with any previous event or circumstance) has, or (in the opinion of the Bank formed in good faith) could reasonably be expected to have, a material adverse change on all or any of:

(a)          the assets, business or financial condition of the Supplier or the Buyer;

(b)         the ability of the Supplier and the Buyer to perform their obligations under this Agreement and the Commercial Contract;

(c)          the validity or enforceability of this Agreement, the Commercial Contract or the Purchase Pack or the rights of the Bank under any of them.

Maturity Date means, in respect of an Account Receivable, the date on which such Account Receivable becomes due and payable by the Buyer as specified in the Purchase Pack.

Pricing Schedule shall have the meaning set out in Clause 0.

Purchase Date means in relation to any Account Receivable the date when the Bank is due to pay the Purchase Price in respect of that Account Receivable.

Proposed Purchase Date means in relation to any Account Receivable the date specified as “Purchase Date” in any Purchase Pack in relation to such Account Receivable.

Purchase Pack means, in relation to each Account Receivable, a document in the form set out in Schedule 2, duly executed by the parties thereto.

Purchase Price means in relation to any Account Receivable to be purchased by the Bank at any time, the purchase price thereof as calculated in accordance with the Pricing Schedule in force at the time of the purchase of such Account Receivable by the Bank.

Reconciliation Date means a Thursday in any week (or, if such day is not a Business Day, the immediately following Business Day).

Relevant Percentage means 95.5%, subject to adjustment by the Bank in accordance with Clause 4.4.

Saleable Account Receivable means an Account Receivable the subject of a Purchase Pack whose Maturity Date falls at least 5 Business Days after the Proposed Purchase Date in respect of such Account Receivable.

Subsidiary means, in relation to any company, corporation, undertaking or partnership, a company, corporation, undertaking or partnership:

(A)                              which is controlled, directly or indirectly, by the first mentioned company, corporation, undertaking or partnership;

(B)                                more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company, corporation, undertaking or partnership; or

(C)                                which is a Subsidiary of another Subsidiary of the first mentioned company, corporation, undertaking or partnership,

and for this purpose, a company, corporation, undertaking or partnership shall be treated as being controlled by another if that other company, corporation, undertaking or partnership is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Termination Date means 13 July, 2007.

Termination Event means any event or circumstance described in Clause 9 (Termination Events);

Total Amount means one hundred and fifty million United States Dollars (US$150,000,000).

Total Purchased Amount means the aggregate of (i) the Purchase Price of all outstanding Account Receivables purchased by the Bank under this Agreement and (ii) the Purchase Price of all outstanding Account Receivables purchased by the Bank under the Alternative Sanmina Agreement (as each such term is defined in the Alternative Sanmina Agreement).

Interpretation

Any additional capitalised terms are defined in Schedule 1 to this Agreement.

Unless a contrary indication appears, any reference in this Agreement to:

(a)          the Supplier and the Bank shall be construed so as to include its successors in title, permitted assigns and permitted transferees; and

(b)         this Agreement or the Alternative Sanmina Agreement is a reference to this Agreement or the Alternative Sanmina Agreement as amended, novated, supplemented, extended or restated from time to time.

2                                        The Facility

Subject to the terms and conditions of this Agreement, the Supplier may from time to time offer to assign and sell Account Receivables to the Bank by submitting a Purchase Pack to the Bank and the Bank shall acquire such Account Receivables.

3                                        Conditions Precedent

3.2                                Initial conditions precedent

The Supplier may not deliver a Purchase Pack to the Bank unless the Bank has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Bank.  The Bank shall notify the Supplier promptly upon being so satisfied.

3.3                                Further conditions precedent

The Bank will only be obliged to comply with Clause 4 (Purchase and sale of Account Receivable) if on the date of the submission of the Purchase Pack and on the Proposed Purchase Date for the relevant Account Receivables:

(a)                                 no Default is continuing or would result from the proposed purchase of the Account Receivables;

(b)                                the representations to be made by the Supplier and repeated under Clause 5 (Representations and Warranties) are true in all material respects;

(c)                                 each of the Account Receivables the subject of the relevant Purchase Pack is a Saleable Account Receivable; and

(d)                                the Total Purchased Amount is not greater than the Total Amount and shall not be greater than the Total Amount immediately after the purchase of the relevant Account Receivables.

4                                        Purchase and Sale of Account Receivable

4.1                                The Bank shall (subject to the terms of the Pricing Schedule from time to time in force) purchase and the Supplier shall, as legal and beneficial owner, sell such Account Receivable and the Bank shall pay the Purchase Price in respect of such Account Receivable to the Supplier into the following account:- Account Number 10486922 with Citibank N.A. (Sort Code 18-50-08 SWIFT - CITIGB2L) or to such other account or accounts with any such bank or banks as the Supplier may notify the Bank in writing from time to time, on the date specified in the Purchase Pack as the Proposed Purchase Date for such Account Receivable.

4.2                                The Bank will provide to the Supplier a pricing schedule from time to time that sets out the method used to calculate Purchase Prices and other fees and charges (the Pricing Schedule).  The Bank’s agreement to purchase Account Receivables hereunder shall be subject to the terms of the Pricing Schedule.  Each Pricing Schedule shall be valid for 12 months from the effective date specified therein.  The initial Pricing Schedule is set forth as Schedule 1 hereto; provided that, in the event that there is an adverse or beneficial change to the credit rating of International Business Machines Corporation, the ultimate parent of the Buyer, as determined by either Standard & Poor’s or Moody’s, the Bank may at any time, upon 30 days written notice to the Supplier, amend the terms of the Pricing Schedule, provided that any such change shall not affect the Purchase Price applicable to purchases of Account Receivable whose Proposed Purchase Date falls within such notice period and further provided that in the event of any such change to the Pricing Schedule the Supplier may at any time, upon 30 days written notice to the Bank, terminate this Agreement.

4.3                                Any Deferred Amount received from the Buyer in respect of any Account Receivable purchased by the Bank under this Agreement shall be for the benefit of the Supplier.

4.4                                The Bank (acting reasonably) shall be able to adjust the Relevant Percentage from time to time following consultation with the Supplier, provided that if the Purchase Price relating to an Account Receivable purchased by the Bank under this Agreement would be less than 95 percent of the Payment Amount of such Account Receivable (the Minimum Level), the Bank shall adjust the Relevant Percentage to ensure that the Purchase Price does not fall below the Minimum Level.

5                                        Representations and Warranties

The Supplier hereby makes the following representations and warranties as of the date hereof, as of each day a Purchase Pack is delivered hereunder and as of each proposed date for the purchase of an Account Receivable by the Bank as if made on each such date with reference to the facts and circumstances then existing (it being understood that representations and warranties with respect to Account Receivable are made only with respect to the Account Receivable that are the subject of the applicable Purchase Pack):

(a)                                 it is duly organised and validly existing under the laws of Hungary and possesses the capacity to sue or to be sued in its own name and the power to own its property and assets and carry on its business as it is now being conducted and it has taken all necessary steps to authorise the execution of this Agreement and each Purchase Pack and the transactions contemplated thereby;

(b)                                the contract relating to each Account Receivable assigned to the Bank is in full force and effect and legal, valid and binding on the Buyer and the Supplier is not in breach thereof or in default thereunder that would result in the Buyer being entitled to exercise any set off rights or counterclaim or to withhold, extend or delay payment of any such Account Receivable;

(c)                                 this Agreement and each Purchase Pack constitute or will, when executed, constitute its legal, valid and binding obligations enforceable in accordance with its terms and each Purchase Pack when duly executed is effective to assign the Account Receivables referred to therein to the Bank;

(d)                                each Account Receivable assigned to the Bank is freely assignable and constitutes amounts due and payable by the Buyer on the relevant Maturity Date and each Account Receivable assigned to the Bank pursuant to a Purchase Pack constitutes an unconditional, legal, valid and binding obligation of the Buyer and has not, to any extent, been prepaid;

(e)                                 immediately prior to the execution of each Purchase Pack by the Supplier, the Supplier was the legal and beneficial owner of each Account Receivable assigned in such Purchase Pack and it has not assigned, transferred or otherwise disposed of, or created any encumbrance or security interest over any such Account Receivable, other than to the Bank;

(f)                                   it is not aware of any reason why the Bank should not receive, the amount due in respect of any Account Receivable assigned to the Bank in each Purchase Pack;

(g)                                no invoice for amounts due from the Supplier to the Buyer under or outside the Commercial Contract remains unpaid by the Supplier for:

(i)                                    in relation to any invoice with a due date of 45 days or more, 15 days after such due date; or
(ii)                                 in relation to any invoice with a due date of less than 45 days, 60 days from the date on which the relevant invoice is received by the Supplier, unless and only to the extent that payment of such invoice is being contested in good faith and the aggregate amount of invoices so contested under the Commercial Contract does not exceed 5% of the aggregate amount of all outstanding invoices for amounts due from the Supplier to the Buyer under or outside the Commercial Contract at the relevant time; and

(h)                                the Supplier has not received notice from the Buyer under the Commercial Contract of the Buyer’s intention to exercise its right to offset valid invoices under the Commercial Contract by amounts due and owing from the Supplier to the Buyer.

6                                        Undertakings

6.1                                The Supplier hereby agrees and undertakes:

(a)                                 not to create or permit to subsist any encumbrance over any of the Supplier’s rights, title and interest in and to any Account Receivable the subject of a Purchase Pack and not to assign, transfer or otherwise deal with any of its rights in respect of any Account Receivable the subject of a Purchase Pack;

(b)                                in relation to the Commercial Contract:

(i)                                    to use reasonable and usual care, skill and forethought in the performance of its obligations under the Commercial Contract;
(ii)                                 to take all practical measures to prevent or minimise loss arising in connection with the Commercial Contract;
(iii)                              to promptly notify the Bank upon becoming aware of any material breach of any Commercial Contract or of any event materially affecting the performance of the Commercial Contract;

(c)                                 forthwith to pay any amount received by it in respect of an Account Receivable to the Bank and pending such payment hold that amount on trust for the Bank;

(d)                                to assist the Bank in every way to recover each Account Receivable assigned to the Bank and/or to assist the Bank to perfect the assignment to the Bank of any Account Receivable in respect of which the Bank has made payment to the Supplier;

(e)                                 (i) to maintain and implement administrative and operating procedures and to keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Account Receivables purchased by the Bank or in order to comply in all material respects with applicable laws and regulations; (ii) to retain all such records and information relating thereto so long as any Account Receivable purchased by the Bank remains outstanding; and (iii) to hand copies of such records and documentation to the Bank promptly on request; and

(f)                                   not to amend (other than by way of extension on substantially the same terms), cancel or terminate any contract to which any Account Receivable assigned to the Bank relates and not to, or purport to, terminate, revoke or vary any term or condition of or extend the Maturity Date of any Account Receivable assigned to the Bank and to refrain from any action which might in any way prejudice or limit the Bank’s rights under or in respect of any Account Receivable assigned to the Bank;

(g)                                to act as agent for the Bank in the collection of the sums owing under the Account Receivables and to procure that payments from the Buyer in respect of Account Receivables are made into the Collection Account.

6.2                                The Supplier hereby irrevocably authorizes the Bank, in its sole discretion, to file any document or financing statements, and any amendments thereto, in relation to all or any Account Receivable purchased by the Bank, without the signature of Supplier, to the extent permitted by applicable law.  If not so permitted by applicable law, or in such other circumstances as the Bank may reasonably request, the Supplier will execute and file any such document, financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Bank’s ownership interest in such Account Receivable.

6.3                                The Supplier and the Bank hereby acknowledge and agree that:

(a)                                 irrespective of the assignment of each Account Receivable to the Bank, the Supplier remains liable to perform all obligations under the Commercial Contract and the Bank has assumed no liability to do so;

(b)                                the Bank is and shall be irrevocably and unconditionally authorised to operate the Collection Account as it sees fit and in accordance with the terms of the Charge Over Account, subject to the terms of Clause 6.3(c);

(c)                                 no withdrawal may be made by the Supplier from the Collection Account.  If the Supplier provides the Bank with an analysis of a remittance advice from the Buyer (as may be supported by an allocation prepared by the Supplier showing the breakdown in such remittance advice between sums in relation to Account Receivables and sums in relation to other debts owed by the Buyer to the Supplier),  the Bank shall, upon reviewing and being satisfied with such analysis of the remittance advice and allocation, withdraw from the Collection Account for its own benefit such sums paid by the Buyer by way of discharge of the Account Receivables (other than the Deferred Amount) and undertakes to immediately thereafter and on the same day release to an account designated by the Supplier from time to time all monies from the Collection Account, which do not relate to the Account Receivables, and the Deferred Amount, as evidenced by such agreed analysis of the remittance advice and allocation; and

(d)                                interest accruing on credit balances in the Collection Account shall be for the benefit of the Supplier.

7                                        Buy back of Account Receivable

7.1                              Failure to Pay

7.1.1                        Notwithstanding the terms of Clause 4 of this Agreement (Purchase and Sale of Account Receivable) the Supplier and the Bank agree that, in the event that the Buyer fails to pay any Account Receivable by the Cut Off Date for such Account Receivable, provided that no Insolvency Event has occurred and is continuing, the Bank shall be entitled to require the Supplier to purchase such Account Receivable from the Bank.  The provisions of Clause 7.2 shall apply during the period from the Maturity Date to the Cut Off Date for each such Account Receivable.

7.2                              Treatment of Overdue Account Receivable

Provided that no Insolvency Event has occurred and is continuing:

7.2.1                        If the Buyer, for any reason whatsoever fails to pay on the Maturity Date for any Account Receivable purchased by the Bank, in whole or in part, the amount of such Account Receivable, the Supplier shall pay charges (Discount Rate Charge) at the relevant Revised Discount Rate calculated in accordance with the most recent Pricing Schedule on the unpaid amount of any such Account Receivable (as notified by the Bank to the Supplier), subject as provided in this Clause. Such Discount Rate Charges shall:

(i)                                    accrue from day to day during each period from (and including) such Maturity Date to (but excluding) the next Reconciliation Date and each subsequent period which shall commence forthwith upon the expiry of the previous period and end (but excluding) on the next Reconciliation Date provided that if a period would otherwise end on a date falling after the Cut Off Date in respect of such unpaid Account Receivable, such period shall instead end on the Cut Off Date; and
(ii)                                 be calculated as if the unpaid amount of such Account Receivable was repaid on the earlier of (i) the date of actual payment and (ii) the relevant Cut Off Date.

Discount Rate Charge in relation to any unpaid Account Receivable shall only accrue up to the Cut Off Date for such Account Receivable and it shall only be payable by the Supplier on such Cut Off Date.

7.2.2                       At any time on or after the Cut Off Date and to the extent that any Account Receivable remains unpaid, the Bank may sell, as legal and beneficial owner, to the Supplier and the Supplier shall purchase such Account Receivable and the Bank shall (at the cost and expense of the Supplier) execute such documents as may be necessary to re-assign any rights the Bank may have in relation to such Account Receivable to the Supplier and the Supplier shall pay to the Bank in respect of such Account Receivable an amount equal to and in the same currency as the unpaid amount of such Account Receivable together with the Discount Rate Charge calculated in accordance with Clause 7.2.1. Such Cut Off Date shall be notified by the Bank to the Supplier, but failure to notify shall not affect the payment obligations of the Supplier hereunder.

7.3                              Default Interest

7.3.1                       In the event that any amount payable by the Supplier pursuant to Clause 7.2 or this Clause 7.3 remains unpaid on the date on which it becomes due and payable the Bank shall charge and the

Supplier shall pay interest from time to time on any such unpaid amount due from the Supplier to the Bank during the period from (and including) the due date thereof to (but excluding) the date payment is received by the Bank in full, at a rate equal to the aggregate of (i) the Discount Rate applicable pursuant to the most recent Pricing Schedule (calculated by reference to such calculation periods ending on or before the date payment is made in full as the Bank may select and notify to the Supplier from time to time ) and (ii) 2% per annum.

7.3.2                       Such interest calculated pursuant to Clause 7.3.1 shall be payable by the Supplier at the end of each calculation period selected and notified by the Bank (as referred to above) by reference to which interest is calculated and shall be billed to the Supplier and paid separately from any other amounts owing under this Agreement.

8                                        Indemnities

8.1                                The Supplier shall pay to the Bank on demand on a full indemnity basis:

(a)                                 all reasonable costs, charges and expenses including legal costs, in relation to the enforcement of this Agreement and any Purchase Pack; and

(b)                                all stamp, documentary, registration or other like duties or taxes (other than taxes based on Bank’s income), including withholding taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement or any Purchase Pack or the purchase by the Bank of any Account Receivable.

8.2                                The Supplier agrees to indemnify the Bank on demand against any loss or expense (including, but not limited to, any loss of the margin or any other loss or expense sustained or incurred by the Bank in liquidating or employing deposits acquired or contracted for to effect its acquisition of an Account Receivable) which the Bank has sustained or incurred as a consequence of a purchase of an Account Receivable not being made following the service of a Purchase Pack for any reason whatsoever.

9                                        Termination Events

9.1                                Each of these events or circumstances is a Termination Event:

(a)                                 Non-payment – the Buyer does not pay on the due date any amount payable pursuant to the Commercial Contract at the place and in the currency in which it is expressed to be payable unless:

(i)                                    its failure to pay is caused by administrative or technical error; and
(ii)                                 payment is made within thirty days of its due date; or
(iii)                              the Supplier repurchases the relevant Account Receivable,

(b)                                Other obligations – the Buyer or the Supplier does not comply with any material provision of the Commercial Contract (other than those referred to in sub clause (a) (Non-payment) and such failure (if capable of remedy) is not remedied within thirty days.

(c)                                 Misrepresentation – any representation or statement made or deemed to be made by the Supplier in this Agreement is or proves to have been incorrect or misleading in a material respect in the context of this Agreement when made or deemed to be made.

(d)                                Insolvency

(i)                                    The Supplier or the Buyer is unable or admits inability to pay its debts as they fall due, suspends making payment on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any material amount of its indebtedness.
(ii)                             A moratorium is declared in respect of any financial indebtedness of the Supplier or the Buyer.

(e)                                 Insolvency proceedings – any corporate action, legal proceedings or other procedure is taken in relation to:

(i)                                    the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examinership or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Supplier or the Buyer;
(ii)                                 a composition, assignment or arrangement with the creditors as a whole of either the Supplier or the Buyer;
(iii)                              the appointment of a liquidator, receiver, administrator, administrative receiver, examiner, compulsory manager or other similar officer in respect of the Supplier or the Buyer or any its assets; or
(iv)                             enforcement of any encumbrance over any of the Supplier or the Buyer assets, or any analogous procedure or step is taken in any jurisdiction.

(f)                                   Material Adverse Change – the occurrence of a Material Adverse Change.

(g)           Sanmina-SCI Corporation

Any of the following occur in relation to Sanmina-SCI Corporation (a company registered in the state of Delaware as company number 2195845) (“Sanmina-SCI Corporation”):

(i)                                    the credit rating of Sanmina-SCI Corporation, as provided by Standard & Poor’s Rating Services or Moody’s Investor Services, is downgraded by two or more sub-grades from its credit rating on the date of Amendment and Restatement Deed; and
(ii)                                 there occurs an event of default (howsoever described) under any credit facility provided by the Bank or any of the Bank’s Affiliates to Sanmina-SCI Corporation and/or any of its Affiliates including (without limitation) the Amended and Restated Credit and Guaranty Agreement dated as of 16 December 2005 and made among (amongst others) Sanmina-SCI Corporation, the subsidiaries of Sanmina – SCI Corporation party thereto as guarantors, the lenders from time to time party thereto, Bank of America N.A. as administrative agent and Citibank N.A. as collateral agent.

(h)                                 Breach of obligations – the Supplier does not comply with any provision of this Agreement and such failure, if capable of remedy, is not remedied within 15 Business Days of the Bank giving notice to the Supplier or of the Supplier becoming aware of the failure to comply.

9.2                                If a Termination Event occurs and is continuing unremedied or unwaived for 30 days the Bank may, by notice to the Supplier, terminate the operation of Clause 2 (The Facility) or suspend the operation of that clause for such period as the Bank may specify; provided that for the avoidance of doubt the Bank shall be obliged to acquire all Account Receivable with a Purchase Date prior to the receipt of such notice by the Supplier.

10                                 General

10.1                          Any amounts which but for this Clause 10.1 would fall due for payment by the Bank or the Supplier on a day other than a Business Day shall be payable on the succeeding Business Day and the Purchase Price (or as the case may be, the amount payable by the Supplier) shall, where necessary, be adjusted accordingly.

10.2                          The Supplier agrees and acknowledges that it has taken independent legal and accounting advice in relation to the accounting treatment to be applied to the transactions contemplated herein and the Purchase Pack.  It is agreed that the Supplier has not relied on any representation of the Bank in this regard.

10.3                          The Bank shall be entitled to rely on any communication sent by the Supplier irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication, and shall not be liable for any action taken or omitted in reliance on any notice, direction, consent, certificate, affidavit, statement, designation or other paper or document reasonably believed by it to be genuine and to have been duly and properly signed and presented to it by the Supplier.

10.4                          In no event shall the Bank be liable for any loss of profits, business, data or information or for any incidental, indirect, special or consequential damages whether arising from negligence, breach of contract or otherwise, even if informed of the possibility of those losses or damages.  The Bank shall not be liable for any losses arising out of or relating to any of its actions or omissions to act hereunder, except to the extent that any such losses are caused by the Bank’s wilful misconduct, fraud or gross negligence.

10.5                          This Agreement may be executed in any number of counterparts (including by facsimile transmission) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.6                          The Supplier shall remain liable to perform all obligations assumed by it under any Commercial Contract and the Bank shall be under no obligation of any kind whatsoever under such contract or be under any liability whatsoever in the event of any failure by the Supplier to perform its obligations under any such contract.

11                                 Termination

11.1                          On the Termination Date the Bank shall have no further obligation to purchase Account Receivables from the Supplier.

11.2                          Notwithstanding clauses 9.1, 9.2 and 11.1 above, each of the Supplier and the Bank may, by giving not less than 90 days’ prior written notice to the other party, terminate this Agreement; provided that for the avoidance of doubt, the Bank shall be obliged to acquire all Account Receivables with a Purchase Date falling prior to the last day of such 90 day notice period.

12                                 Facility Fee

12.1                          Subject to clause 12.3 below, the Supplier shall pay to the Bank a facility fee of 25 basis points per annum on the Total Amount (the Facility Fee) for the period from and including the date of the Amendment and Restatement Deed to and including the Termination Date.

12.2                          The Supplier shall pay the accrued Facility Fee by the third Business Day of each calendar quarter after receipt of an invoice from the Bank.

12.3                          The aggregate liability of the Supplier under this clause 12 and Sanmina-SCI UK Limited (the Alternative Supplier) under clause 12 of the Alternative Sanmina Agreement to pay the Facility Fee shall not exceed the total amount of the Facility Fee.  If the Alternative Supplier pays any or all of Facility Fee under the Alternative Sanmina Agreement, the Facility Fee payable under this Agreement shall be reduced by the amount so paid by the Alternative Supplier.

13                                 Notices

13.1                          All notices, requests and demands given or made under this Agreement shall be given or made in writing and unless otherwise stated shall be made by telefax or letter using the address as specified below or such other address as the party may designate to the other party:

13.1.1      To the Supplier:

Attention:               Treasury Manager

Address: 7 West Nile Street, Glasgow, G1 2PR

Facsimile:                44 141 245 2882

with a copy to:-                     Sanmina-SCI Corporation

Attention:                               Corporate Treasurer

Address:                 2700 North First Street, San Jose, CA 95134

Facsimile:                                (408) 964 3644

13.1.2       To the Bank

Attention:               Trade Services

Address: 4th Floor. 68 Molesworth Street, Lewisham, London, SE13 7EU

Facsimile:                0207 500 8063

with a copy to:

Attention:               Trade Finance/Dror Polak

Address:                                             Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB.

Facsimile:               44 207 500 2624

13.2                          All notices or other communication shall be deemed to have been received:

(i)                                    if sent by fax with a confirmed receipt of transmission from the receiving machine, on the day on which transmitted;
(ii)                                 in the case of a notice given by hand, on the day of actual delivery;
(iii)                              if sent by post, 5 Business Days after being deposited in the post with first class prepaid postage,

provided that a notice given in accordance with the above but received on a day which is not a

Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

14                                 Assignments

The Bank may at any time assign, transfer or sub participate (including by way of novation) any of its rights hereunder or under any Purchase Pack to another bank or financial institution. The Supplier may not assign or otherwise transfer its rights, benefits or obligations or any of them hereunder.

15                                 Governing Law

15.1                          This Agreement shall be governed by and construed in accordance with English law.

15.2                          The Supplier irrevocably agrees for the exclusive benefit of the Bank that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such courts.  The Supplier irrevocably waives any objection which it may have now or in the future to the courts of England being nominated for the purpose of this Clause on the ground of venue or otherwise and agrees not to claim that any such court is not a convenient or appropriate forum.

15.3                          The Supplier hereby authorises Sanmina-SCI UK Limited of 9th Floor, Northwest Wing, Bush House, Aldwych, London, WC2B 4EZ with registered number 04370464 (or such other person as it may from time to time substitute by not less than fifteen days written notice to the Bank) to accept service of all legal process arising out of or connected herewith or any Purchase Pack and service on such person (or substitute) shall be deemed to be service on the Supplier. Except upon such substitution the Supplier shall not revoke any such authority or appointment and shall at all times maintain an agent for service of process in England and if any such agent ceases for any reason to be an agent for this purpose, shall forthwith appoint another agent and advise the Bank accordingly.

As witness the hands of the authorised signatories of the parties hereto the day and year first above written.

The Supplier
Executedfor and		)
on behalf of Sanmina-SCI Magyarorszag		)
Elektronikai Gyarto Kft		)
)
by	/S/ MONIKA BARTHA

The Bank

Executedfor and on behalf of		)
Citibank International Plc		)
By /S/ ERIC VAN DE PEER		)

Schedule 1 – Supplier Pricing Schedule

Supplier Name: Sanmina-SCI Magyarorszag Elektronikai Gyarto Kft

Control Number:
(to be completed by the Bank)

A.            Licensing Fees and Charges

Facility Fee is 0.25% per annum.

B.            Fees and Charges in connection with purchase of Account Receivables

1.             The Bank will calculate the Initial Discount Charge for each Account Receivable on its Purchase Date and on each Reconciliation Date it will calculate the Revised Discount Charge for that Account Receivable in accordance with this Pricing Schedule.

2.                                      If on the Reconciliation Date falling immediately after the Maturity Date for an Account Receivable purchased by the Bank, the Bank calculates that there is a difference between the Initial Discount Charge and the aggregate Revised Discount Charge for such Account Receivable, the Bank shall, subject to receipt of the Reconciliation Report in accordance with paragraph 3 below, debit or credit the Collection Account with the amount of such difference.

3.                                      The Supplier shall deliver to the Bank on each Business Day by no later than 1.30pm a reconciliation report in the form previously agreed with the Bank (the Reconciliation Report).

4.                                    On each Reconciliation Date, the Bank shall debit the Collection Account with the amount of any sums which are due to the Bank under the terms of the Agreement (including this schedule).

Initial Discount Charge for each Account Receivable means the Payment Amount of such Account Receivable multiplied by the Initial Discount Rate:

Initial Discount Charge = Payment Amount X Initial Discount Rate

Where:

Initial Discount Period means the number of days in the period starting from (and including) the Purchase Date for any Account Receivable to (but excluding) the Maturity Date of such Account Receivable.

Initial Discount Rate means:

on the Purchase Date for each Account Receivable, the rate percent per annum calculated as follows:

Initial Discount Rate =(LIBOR + Spread) X (Initial Discount Period / 360)

Each Initial Discount Rate is identified on the Purchase Date for each respective Purchase Pack and will apply to any Account Receivable from that respective Purchase Pack for the period from the Purchase Date until the date on which such Account Receivable paid by Buyer or repurchased by Supplier.

LIBOR means :

(a)          the applicable Screen Rate; or

(b)         (if no Screen Rate is available) the rate at which the Bank was offering deposits for the relevant period in an amount comparable to the Account Receivable in the relevant currency to leading banks in the London interbank market.

Payment Amount in respect of any Account Receivable means the face amount of such Account Receivable (including VAT) due from a Buyer on the Maturity Date of such Account Receivable.

Purchase Price means, in respect of any Account Receivable, the Relevant Percentage of the Payment Amount, less the Initial Discount Charge applicable to such Account Receivable.

Revised Discount Charge for each Account Receivable means the Outstanding Account Receivable Amount of such Account Receivable multiplied by the Revised Discount Rate;

Revised Discount Charge = Outstanding Account Receivable Amount X Revised Discount Rate

Where:

Outstanding Account Receivable Amount means in relation to any Account Receivable, the outstanding amount of such Account Receivable on any Reconciliation Date.

Revised Discount Period means the number of days in the period starting from (and including) the first Reconciliation Date falling after the Purchase Date for any Account Receivable to (but excluding) the next Reconciliation Date and each subsequent period which shall commence forthwith upon the expiry of the previous period and end on (but excluding) the next Reconciliation Date.

Revised Discount Rate means:

on each Reconciliation Date falling after the Purchase Date for each Account Receivable, the rate percent per annum calculated as the sum of LIBOR for the Revised Discount Period and the Spread, multiplied by the Revised Discount Period and divided by 360:

Revised Discount Rate =(LIBOR + Spread) X (Revised Discount Period / 360)

The Revised Discount Rate is identified on the Reconciliation Date for each Account Receivable following its Purchase Date and for each Revised Discount Period.

Screen Rate means in relation to LIBOR the interest rate for Dollar deposits for the relevant period which is displayed on the screen displays designated “LIBOR01” and “ICAP01” of the Reuters service (or such other page which may replace them for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits in the London interbank market) at or about 11.00am London time on the applicable day.

Spread is equal to 0.40% per annum.

Transaction Fee of $0 will be charged for each purchase of Account Receivables offered in a Purchase Package.

C.            Effective Date:

(1)                                 Effective Date means the Effective Date under and as defined in the Amendment and Restatement Deed (the Amended Effective Date).

(2)                                 Subject to Clause 4.2, the above pricing is valid from the Amended Effective Date until (and including) the first anniversary of the Amended Effective Date.

Schedule 2 – Purchase Pack

To:          Citibank International Plc

and

IBM Singapore PTE Ltd (“Buyer”)

Date:

Dear Sirs,

1.                                      Sanmina SCI-Magyarorszag Elektronikai Gyarto Kft (the Supplier) as legal and beneficial owner, hereby assigns absolutely with full title guarantee to Citibank International Plc (the Bank) with effect from **                        (this date must fall at least [•] Business Days after the date of the Purchase Pack) (the “Purchase Date”) all its right, title and interest in and to the amounts payable to the Supplier by IBM Singapore PTE Ltd (the Buyer) in relation to and evidenced by the Account Receivables listed in the email sent to tradefinance.europe@citigroup.com from                                               at                pm on            and as further evidenced by the summary of such Account Receivables set out in appendix 1 attached to this Purchase Pack.

2.             Assignment

This Assignment shall have the effect of assigning to the Bank all of our right, title, benefit and interest in and to all monies due to us from time to time in relation to each Account Receivable referred to above including, in each case, all rights to demand, receive or dispose of any such monies or claims, all rights to sue for or in relation thereto and all rights of action against any person in connection therewith or otherwise to enforce the same.

3.             Representations

3.1                                The Supplier confirms that all representations and warranties set out in the agreement between the Supplier and the Bank dated **                       as amended from time to time (the Agreement) are correct as at the date hereof and as of the Proposed Purchase Date in respect of each Account Receivable referred to above and the circumstances existing on the date hereof now and as of the Proposed Purchase Date.

3.2                                The Supplier hereby represents and warrants that a copy of this Purchase Pack has been delivered to the Buyer and (a) the Buyer has been notified of the assignment by the Supplier to the Bank of the Account Receivables referred to in this Purchase Pack and (b) the Buyer has been instructed to pay all sums becoming due and payable under or by virtue of each Account Receivable to the Collection Account held at the Bank.

4.                                      Notice

4.1                                The Supplier hereby notifies the Buyer of the assignment set out above.  As assignee of each Account Receivable referred to above, the Bank is therefore entitled to collect or recover for its own account the sums due by the Buyer in respect of such Account Receivable and each of the Supplier and the Bank hereby irrevocably instruct the Buyer to pay all sums becoming due and payable under or by virtue of the above Account Receivable to account number                              , Sort Code                            , SWIFT                         (the Collection Account) held at Citibank N.A.

6              No Implied Duties

The Bank shall be obliged to perform such duties and only such duties as are specifically set forth herein,

and no implied duties or responsibilities shall be read or implied into this agreement.  Notwithstanding any other provision elsewhere contained, the Bank does not assume any obligation or relationship of agency or trust hereunder for, or with, the Supplier, the Buyer, or any other person.

7                                         Counterparts

This agreement may be executed in any number of counterparts (including by facsimile transmission) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8                                        Governing law and jurisdiction

8.1                                This agreement shall be governed by and shall be construed in accordance with English law.

8.2           The Supplier irrevocably agrees for the exclusive benefit of the Bank that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this agreement and for such purposes irrevocably submits to the jurisdiction of such courts.  The Supplier irrevocably waive any objection which it may have now or in the future to the courts of England being nominated for the purpose of this Clause on the ground of venue or otherwise and agrees not to claim that any such court is not a convenient or appropriate forum.

Dated:

Signed for and on behalf of

Sanmina SCI-Magyarorszag Elektronikai Gyarto Kft

APPENDIX 1

Summary of Account Receivables

Schedule 3 –  Condition Precedent Documents

(A)          For the Supplier

(a)          a copy of its constitutional documents

(b)         a certificate of an authorised signatory certifying that each copy document relating to it specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(c)          Certified copies of resolutions of the Supplier’s board of directors authorising the acceptance and execution of this agreement and each Purchase Pack and authorising a person or persons to sign this agreement and each Purchase Pack from time to time.

(B)           Other

(a)          An original first fixed charge over the Collection Account granted by the Supplier in favour of the Bank.

(b)         An original guaranty granted by Sanmina-SCI Corporation in favour of the Bank.

(c)          Account opening mandate for the Collection Account.

(d)         Such other documents, opinions, consents, licences, assurance or evidence as the Bank considers relevant and may request.